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The following is a transcript of a presentation to various analysts and investors on October 3, 2012.

CORPORATE PARTICIPANTS
Rene Obermann Deutsche Telekom - CEO
Roger Linquist MetroPCS - Chairman & CEO
John Legere T-Mobile USA - President & CEO
Braxton Carter MetroPCS - CFO & Vice Chairman
Neville Ray T-Mobile USA - Chief Technology Officer

PRESENTATION

Operator

Good morning and welcome to the conference call to discuss the combination of T-Mobile and MetroPCS. This presentation includes forward-looking statements which are not of historical fact. All forward-looking statements involve significant risk and uncertainties that could cause actual results to differ materially from those made in the forward-looking statements, many of which are generally outside the control of MetroPCS, Deutsche Telekom and T-Mobile, are difficult to predict. forward-looking statements speak only as to the date made, regardless of the date reviewed, read or replayed, and are based on current assumptions and expectations, many of which are beyond our ability to control or ability to predict.

Today's presentation will follow the slides. They're available online on the Deutsche Telekom and MetroPCS investor website at http/www.telekom.com/investor-relations, and http//investor.metropcs.com. You are encouraged to review the slides during this conference call and call your attention to the Safe Harbor statement on slide 2 in full.

A replay of this call will be available later today on the same website. At this time, all participants are in a listen-only mode. After the Company's prepared remarks, we will open the call for your questions.

I will now turn the call over to Rene Obermann, Chief Executive Officer of Deutsche Telekom. Please go ahead, sir.

Rene Obermann - Deutsche Telekom - CEO

Thank you. Good morning to everybody in the US and good afternoon to our listeners in Europe. We have invited you to this call this morning because we want to inform you about the exciting creation of the value leader in wireless by the combination of T-Mobile USA and MetroPCS.

I will come to the specifics of today's deal announcement in a second, but let me very briefly recap of what happened in the last nine months up to the AT&T merger collapse. The spectrum was received from the breakup. The network modernization as a second step was tackled with a $4 billion LTE investment including site upgrades and spectrum reforming.

We acquired further spectrum through the Verizon spectrum swap, now to have a more efficient network and deep LTE rollout. We last week only announced the tower transaction, and that gave us attractive financial structure while maintaining operational flexibility. And this is now the fifth step to strengthen our US operations.

So let me briefly summarize what we think is the appeal of this combination to all our stakeholders. While this combination, as said, with this combination we formed a leading value carrier in the US wireless market. The combined company will also have a strengthened spectrum position in order to roll out a 4G LTE network.

The combination will yield projected $6 billion to $7 billion of cost synergies from enhanced scale and scope. And the combined Company will represent an attractive growth opportunity with healthy growth rates, including a projected 7% to 10% EBITDA CAGR over the next five years.

Turn on the page, please. How does this transaction work in detail? You see it on this page. Technically, the combination is a reverse acquisition of T-Mobile by MetroPCS, with T-Mobile receiving 74% ownership of the new company and MetroPCS 26%. On the MetroPCS side, there will be a re-capitalization with a 2-for-1 stock split. Furthermore, the metric MetroPCS shareholders receive a $1.5 billion cash payment.

The existing $15 billion T-Mobile intercompany loan will be rolled over into notes in NewCo. And the combined business will remain a US listed company, i.e. have its own capital access -- its own access to capital markets.

Let me also share with you some remarks on the corporate governance of the combined Company. Consistent with it share ownership, Deutsche Telekom will also nominate members of the Board. And there are rules in place regarding select content rights for Deutsche Telekom or limitations with respect to the increase or decrease of the Deutsche Telekom ownership.

With respect to the expected timeline and conditions for the transaction, the following points. A, the necessary MetroPCS shareholder vote is expected late 2012 or early 2013. The transaction, of course, requires the customary regulatory approvals. We expect the deal to close in the first half of 2013.

Let me go into a bit of detail on the main merits this transformational transaction will have to the MetroPCS, T-Mobile and Deutsche Telekom stakeholders. Please turn to the next page, therefore.

First point, value leaderships. The new Company will be excellently positioned to capture the growth in the industry's fast-growing no-contract services, and will offer customers greater value and choice.

Second, scale. Scale benefits are big -- the strength in spectrum position, the enhanced network capacity and the coverage will enable a deeper LTE network deployment with a clear path towards at least 2 (sic- see slide 6) times 20 megahertz. Furthermore, the combined entity will benefit from an improved marketing and purchasing scale.

Third, synergies. As stated before, the combination yields significant cost synergies with a projected net present value of between $6 billion and $7 billion. This does not only lead to a clear-cut technology path towards one common LTE network, but it also permits a straightforward integration with a clear migration path for the MetroPCS customers onto T-Mobile's network.

And fourth, strengthened financials. We think that the combined Company will represent an attractive growth proposition with projected CAGRs, compound annual growth rates, of 3% to 5% for revenues, 7% to 10% for EBITDA and 15% to 20% for free cash flow over the next five years. Furthermore, the transaction increases the financial flexibility and it gives a direct access to capital markets for the combined Company.

Let's talk a little bit about the strategic rationale for Deutsche Telekom on the next page, 7. I'm going to share with you why this transaction is an attractive one for Deutsche Telekom and for our shareholders. First of all, this is another step to strengthen our strategic position in the attractive US mobile market, and it follows recent steps like the network modernization plan or the spectrum swap from Verizon and so forth.

The appointment of our new CEO, John Legere, and just last week the announcement of the tower transactions are two more milestones. With this transaction, we formed the leading player in the fast-growing area of no-contract services, and thereby enhance our platform for a credible challenger position in the attractive US wireless market. The increased scale and scope positions the combined Company for growth and for value creation.

Secondly this transaction represents a compelling value opportunity for Deutsche Telekom shareholders with these projected cost synergies, NPV, of $6 billion to $7 billion. It also enhances our asset value compared to the average term of the past valuations in the market without deploying more capital.

And thirdly, the transaction increases our financial flexibility as the combined Company will be publicly listed. This is equivalent for T-Mobile US to an accelerated IPO with synergies. It also creates a path towards a self-funding platform in the US -- we talked about that for quite some time -- with direct access to the capital markets, very much in line with what we always have said. The transaction has no impact on our fiscal year 2012 guidance and on our existing 2010 to 2012 shareholder remuneration policy.

With that, I'd like to turn over to Roger.

Roger Linquist - MetroPCS - Chairman & CEO

Thank you, Rene, and good morning. I would like to echo Rene's enthusiasm about this exciting transaction to create the leading value carrier in the US wireless market. This transaction creates tremendous value for stockholders of both companies and offers compelling future value prospects.

And it comes at the right time. As you know, we are always looking for ways to best position MetroPCS for the future while continuing to optimize stockholder returns. As we have mentioned over the past few years, we have been working on securing spectrum that would allow us to expand our network capacity and continue offering our unlimited pay-in-advance services from voice and data.

Over that period of time, our Board has reviewed a range of strategic options, partnerships, and alternatives to address the growing demand on our network. We are very well aware of the opportunities in our industry and the landscape that met MetroPCS and our peers are facing from the increasing need for spectrum and capacity on a national scale.

Because of this need, when Deutsche Telekom approached us we engaged in negotiations and ultimately determined there was a compelling rationale for this business combination. Together with T-Mobile, we will have national scale, spectrum depth, and financial resources to compete more effectively with other national US wireless carriers.

This transaction offers MetroPCS stockholders an immediate cash payment and significant upside in the future of our company. MetroPCS stockholders will receive a 1-for-2 reverse stock split of new company common stock for each share of company common that they own. MetroPCS stockholders will also receive at closing a one-time payment of $4.09 per share prior to the stock split.

With 26% pro forma ownership stake in the combined Company, MetroPCS stockholders will benefit meaningfully from the significant synergies we expect to generate through this combination.

Today we will have a strong balance sheet, with the financial and operational flexibility to drive continued growth. There are many strategic and financial benefits of this transaction. We will be able to address our need for spectrum with an increase in spectrum depth from an average of 22 megahertz to 83 megahertz in MetroPCS markets.

We will add greater network density and more LTE network broadband service capacity to broaden our service offerings from a spectrum deep 4G LTE network. Particularly exciting for customers, we will be able to offer at least a full 20 by 20 megahertz LTE channel in major areas for true broadband connections.

MetroPCS will realize the benefits of increased network scale and coverage. We will draw upon our complementary networks and compatible AWS and PCS spectrum to create a nationwide network footprint, with a greater value for our customers. With a truly national scale and new postpaid offerings, MetroPCS can offer and compete with new customers at existing networks while expanding in the geographies that provide a new platform for growth.

Importantly, we can do all of this efficiently together than MetroPCS could do on its own. As one company we will minimize cost, time, risk, associated with acquiring new spectrum while increasing our financial and operating flexibility to pursue future opportunities.

T-Mobile is the right partner for MetroPCS, and together we will drive innovation and enhance value of our service offerings by maximizing the efficiencies of our combined spectrum resources, expanding our local as well as national distribution, and supporting more advanced devices and data services even in more cities.

Together MetroPCS and T-Mobile can shape the future of the wireless industry through a continued investment in innovation and increased scale and deployment of some of the most skilled and experienced talent in the industry. John?

John Legere - T-Mobile USA - President & CEO

Okay, thank you, Roger. And Roger, thank you on behalf of all of us for the great leadership that you have provided, and thank you in advance for the tremendous advice and counsel that you have agreed and I have agreed will be a critical part for me in running this NewCo.

If you turn to page 9, I'm going to start to by talking about the NewCo leadership team. And Rene and Roger, I appreciate your introductory comments. To those on the call, I am John Legere, the CEO of T-Mobile. And in my 33 years of business experience, I would have to say today is by far one of the most exciting possible days for me.

And so for about 20 minutes, I will try to use my New York speed and speak a little quicker and give you back some time. I'm going to talk to you about NewCo, and there's some very, very important components in this discussion that I would like to go through.

However, before I do that, I want to introduce the NewCo management team. Because it is important that this NewCo management team is ready immediately to work as a single day, the day after the transaction closes. And I can already tell you it comes from the same customer focus, the same cost focus, the same excitement and enthusiasm. So in getting to know these players, I can tell you that this team really will gel immediately.

I have introduced myself. Secondly, you will hear from Braxton Carter who has been the CFO and Vice Chairman for MetroPCS, and he will be the CFO of NewCo. Jim Alling who has been with T-Mobile for three years as the Chief Operating Officer and was acting CEO before I arrived, he will serve as the COO of the T-Mobile customer unit. And Tom Keys, importantly as well, who has been with MetroPCS as President and Chief Operating Officer will serve as the COO of the MetroPCS customer unit. So you can see we will be ready to drive without a single moment lost.

If you turn to page 10, which is headed NewCo, the premier challenger in the US wireless market. On that first line is something that I think sums up a great deal about what we are going to be talking about; simplicity, unlimited data, and no surprises for both contract and no-contract customers. And I think that is a tremendous start to discussing this.

And as Rene mentioned, the transaction brings together two great companies into the new Company that will be focused on being this premier challenger in the US wireless market, the best value for contract and no-contract service offerings.

Now a few points. The combination creates a company with unique market positions, able to deliver the best value to a broad range of customers. Next, the Companies' combined spectrum resources, which we will talk a lot about, will enable rollout of a very deep superfast LTE services, including 20 by 20 megahertz or better of LTT in major market areas. This will be importantly a growth company that delivers, as Braxton will outline, substantial EBITDA growth and accelerating growth in free cash flow.

And finally, we are very excited about the opportunity to be able to draw on both T-Mobile and MetroPCS to build the very best management team. Page 11 entitled, increasing our momentum. Before I further describe NewCo, it is important to remember T-Mobile has been very busy over the last 10 months, and Rene covered some of these.

But number one, in December we received 7 megahertz of AWS spectrum from AT&T. Number two, in February we announced the $4 billion network modernization plan, a very important fast-moving component of why T-Mobile was going to be successful even before this transaction, and key to why we are able to do it.

Three, in July we announced our spectrum swap and acquisition with Verizon, which happened to close last week. Four, last week we announced the tower transaction. And five, this transaction is a very, very significant next step in our accelerating momentum to position T-Mobile for growth in the US.

Page 12, enhanced spectrum position. This page, if you look at it, tells a story all by itself. It shows the impact of this year's spectrum deals and this transaction together on our spectrum position. Very hard to argue with this point.

The graph shows the net spectrum addition, which you may not have caught up with, which is why we are covering it today as well. We already had the addition of almost 20% of T-Mobile's spectrum portfolio in the top 100 markets. So update your view there. And then with this transaction, the total will have grown by almost 40%.

Page 13, NewCo, an enhanced competitor. Now, NewCo will greatly strengthen its market position, significantly closing the gap between us and Sprint, moving from 33 million to 42 million subscribers. NewCo's total spectrum portfolio will increase a further, an additional, 20% in the top markets over the T-Mobile total. And this company, based on estimates, will be almost $25 billion and EBITDA well over $6 billion. Average EBITDA margin on service revenue will be 28%.

Page 14, and this is important that this accelerates the challenger strategy. Now as the new CEO of T-Mobile, I am extremely proud of what we have been doing in the challenger strategy before. So I have got the opportunity today to do two things. I'm going to remind you of what T-Mobile is already doing to be a successful company, and I believe that T-Mobile is well on the way to delivering on its promises with the challenger strategy.

But then I want to show you how MetroPCS in this transaction is not only complementary; it's an accelerant to that challenger strategy. And I will try to do both of those rather quickly. Now, we made great strides so far on the challenger strategy on multiple fronts.

Importantly, our network modernization program, which is very critical to all aspects, is ramping up rapidly from a standing start just seven months ago. Our refarming of HSPA+ to 1900 is proceeding rapidly, and the Las Vegas market is up and running with blazing speed. So we have got a test as to what it will be. And we plan to cover over 200 million PoPs with LTE by the end of 2013.

We continue in the value leadership component of our strategy with the launch of unlimited nationwide 4G data, and it has been tremendously received. We're leaning into the market with a much more aggressive brand positioning, informing customers about T-Mobile's new and expanding great network.

We also are continuing to expand our business with the rapidly growing B2B capabilities. Now we have about 5% share in this market. We are adding about 1000 people into this segment. It's a tremendous upside opportunity for us, and I will explain in a minute how this transaction will also help that piece. We have demonstrated success with our monthly 4G offering, and we are growing revenues by 70% year-over-year with monthly no-contract products.

Finally, we are very focused at T-Mobile in ensuring our cost position matches our market position, and I know that is a strategy that MetroPCS shares extremely well. Now importantly, this transaction accelerates this already effective challenger strategy in a number of key ways. First and foremost, the complementary spectrum position and unique MetroPCS assets in urban areas will improve coverage and deepen our LTE rollout.

Second, MetroPCS's unique offers will expand customer choice, especially as we have the opportunity now to introduce MetroPCS to new areas on a common nationwide network. Also, this transaction signals T-Mobile's commitment to competing in the US and removes any doubts about whether we are here to stay, and that is a big customer message.

NewCo, by the way, will have nearly 70,000 points of distribution. And that is a big way to touch many customers. And the combination, as Rene outlined, yields terrific synergies which can be used to reinvest in growth opportunities.

Page 15, the $4 billion network modernization which is key is well underway. We plan to upgrade 37,000 sites over the next two plus years, with the vast majority occurring in the next 12 months. Already, our pace of upgrades is moving towards 1000 sites per week.

Now by moving to the latest version of electronics and moving the radios to the tower tops, we are gaining significant improvements in coverage and propagation. Where many customers previously had one bar, they will have three. And where they had three, many will have five. And so this network component is going to drive a huge part of customer choice for T-Mobile and a big statement that will be part of our brand repositioning.

Page 16 shows how MetroPCS enables a much deeper LTE spectrum in top areas. Now I would like to first describe how the MetroPCS transaction accelerates our plans to deliver amazing 4G services. This transaction only improves on this program. The chart that you have in front of you shows that in each key overlapped area, the available spectrum for LTE will increase significantly.

In fact, we will have contiguous spectrum for LTE by an average -- will increase contiguous spectrum for LTE by an average of 40% by the end of next year in the areas shown. Importantly, the MetroPCS spectrum additions are concentrated in many of our largest and densest markets where spectrum resources are otherwise amongst the most constrained.

Page 17, which talks about the delivery of greater scale. Now, it is important, very important, to understand that our strategy is to converge to a common LTE-based network. And I'm going to talk a bit more about that next chart. The target network will comprise about 60,000 cell sites and distributed antenna system, or DAS nodes, an increase of 15% over the T-Mobile network.

The combination of T-Mobile and MetroPCS will result in a denser, higher-capacity network, which will clearly benefit our combined customer base. By combining two customer bases on a single network, our asset utilization which will be measured by the number of subscribers per cell site will also increase by 20%.

In terms of total spectrum, this transaction meaningfully improves NewCo's spectrum position, enabling the Company to continue to drive distinctive, totally unlimited offers.

Page 18, and I really want to point this out as a very, very important chart, as I have heard a number of people speculating on this transaction and one of the questions that they rose. And I want to start with this, and then our CTO, Neville Ray, who is here, will sing eloquently about this when we get to Q&A. And this is actually a very good news part of the story.

Now number one, as the headline says, the T-Mobile network is ready to accommodate MetroPCS subscribers. So I think it has importantly addressed the concerns that MetroPCS is a CDMA carrier and T-Mobile is a GSM-based carrier, then people think that the integration will be difficult.

Very clearly I want to point out, no, that is not what this is about. This is not a replay of a debacle that people have seen in the past. And I want to debate this because it is actually a major strong suit about why we are doing this.

Our strategy is to transition the MetroPCS customers to the NewCo network, and then refarm as was already our strategy for us, the MetroPCS spectrum. And listen closely, we will not smash together two networks with differing technologies, and I will say that many times. And if that is anybody's concern about this deal, then this should be completely off your plate because it is a major strength the more we talk about it.

The migration to a common LTE standard and the rapid turnover of handsets in the MetroPCS base makes this possible. And importantly, at the time of closing, we expect LTE handsets already in the MetroPCS base to be able to immediately register on the T-Mobile network, helping to rapidly offload data.

Now the T-Mobile network will have adequate capacity; thus, the $4 billion network modernization plan we have been running hard at for seven months. So as you can see, when we say that this is key in a part of things that we've been doing, it makes total sense. Now not only would the network have capacity, but supplemented by certain retained and reequipped MetroPCS assets to begin the customer migration.

It is this capacity to begin the migration that enables faster, lower-risk refarming of the MetroPCS spectrum to higher-efficiency LTE. This is how the transaction creates capacity relative to MetroPCS and T-Mobile on a stand-alone basis. MetroPCS customers will see dramatically improved coverage and performance as they transition to the NewCo network.

And I will point out in a minute, we expect minimal customer losses in the transition because our focus will be on those customers, not on the transition. And we do expect, as I will outline, to be able to complete this process by the end of 2015, at which point we will be able to shut down the MetroPCS network and release those operating expenses.

So let's go to page 19, and I hope I made some of those clear. On page 19, I now will point out a straightforward spectrum migration strategy. If you look at this chart, this chart provides a further illustration of the migration strategy, using Dallas as an example. We expect to retain GSM as a base land for some time, but to refarm MetroPCS's CDM spectrum to LTE.

Over time, the portion of spectrum devoted to LTE grows, and eventually NewCo will begin migrating HSPA+ spectrum to LTE as well. Importantly, we have already a spectrum migration plan tailored for every single market. But in all cases, we expect to finish the migration by the end of 2015.

Page 20, the combination creates the value leader in wireless. NewCo will operate as one company with two brands, each focused on distinct customer needs. The T-Mobile brand will continue to offer a broad product set for a wide range of channels with contract offers at the lead. NewCo will offer two brands of no-contract offers.

The MetroPCS brand will continue to be offered in the focused MetroPCS channels. T-Mobile will retain a branded no-contract offer for customers in branded T-Mobile distribution, and NewCo will continue to evaluate opportunities to cross-sell brands on a channel-by-channel basis. Both contract and no-contract offers will reside on a common network.

Page 21, about the customer experience. NewCo will yield significant customer benefits. One, better network performance for customers for both companies. Now, MetroPCS customers specifically will gain a much larger footprint and the option of international roaming.

Second, we will have a great 4G network, either LTE or HSPA+, allowing existing CDMA customers great opportunities for fast services. The combination will position us to deliver the most compelling lineup of devices, be they phones, tablets, hotspots, or other future network devices. And MetroPCS customers who move out of footprint will no longer need to change carriers.

Page 22, the transaction enables NewCo to win fast-growing, monthly no-contract products. Now if you look, what this shows is the no-contract market is growing more than three times the pace of the contract market. This is a very fast-growing business.

In terms of revenue, we will be the leading provider of no-contract services. This will be a great spot to be in and will be one of the ingredients of fueling NewCo's growth. We see this as a great opportunity to play an even bigger role for customers looking for great value, great technology, as well as spend control.

Now on page 23, and this will be a very important part of expanding the MetroPCS footprint. Now today, very effectively MetroPCS serves about one-third of the US with a great presence in many of the country's top metros. By lighting them up on our nationwide 4G network, we can expand this very successful MetroPCS brand and business system to new markets, bringing new value and choice to many, many more consumers.

We see this as a significant upside opportunity for the NewCo. And it is important when we outlined the synergies for this deal -- we don't speak about this -- this is just an opportunity to serve more customers and expand our business and grow in the future. And we believe, by the way, there are many sizable Metro areas where customers can be much better served by distribution closer to where they live, work and play, and specifically by MetroPCS's great products. I think it's very good for consumers around the United States.

Page 24. Finally, this transaction is not just about network and no-contract products. We believe there are significant benefits for NewCo's contract business. I have already outlined the significant things that we were doing already in the challenger strategy, but in addition what I think this does is number one, it is a powerful signal to the market and to our customers that NewCo is here to stay. And that is an overhang to customers.

Business customers and consumers want to know that T-Mobile and NewCo are here to stay. This is a very powerful statement about that. The network improvements will meaningfully drive improved churn. And as we've said before, churn is something the company's been focused on.

A lot of it has been focused at network. This is significantly going to impact that, and it is very much going to impact customer satisfaction. And the additional spectrum will allow NewCo to drive unlimited as a key differentiator, which is something we share in common.

With that, I would like to hand over to Braxton Carter who it's been my pleasure to meet and I am very excited will be the CFO of NewCo. Braxton?

Braxton Carter - MetroPCS - CFO & Vice Chairman

Well, thank you, John, I appreciate that. Slide 26, we are poised for significant growth. As you have heard, this transaction provides significant upside potential and compelling growth prospects for both companies' shareholders, by creating a financially solid company with a clear path for growth and value creation.

We have already touched on many of the key drivers of that plan, but it bears repeating. Through this combination we will expand MetroPCS's brand into new Metro areas. We are confident that we will achieve our projected cost synergies, with an annual run rate of $1.2 billion to $1.5 billion. We will be able to reduce CapEx by focusing on a common single network and an enhanced LTE experience.

With the convergence of technology to 4G LTE, we are in an optimal time to execute the elimination of duplicate network assets. In addition, with approximately 60% of MetroPCS's subscriber base upgrading every year, we believe we can rapidly execute our plan. And we will capture the benefits of our increased scale.

All of this translates into strong growth. On a five-year CAGR, we expect revenues to grow 3% to 5%, EBITDA to grow 7% to 10%, and free cash flow to grow 15% to 20%. Perhaps most compelling, we expect EBITDA margin to expand to 34% to 36% within five years. This is an extremely compelling combination that will create a sustainable and financially-viable national competitor in the US market.

Slide 27. As Rene and John discussed earlier, the rapid transition to a single network, as well as the technology integration, is critical to this highly-attractive combination and is expected to deliver $5 billion to $6 billion in network net present value synergies.

Our highly complementary spectrum provides the combined Company with greater LTE bandwidth and significant additional capacity. As a result, MetroPCS customers will be able to easily transition to T-Mobile's network, thereby creating a single network and allowing us to decommission redundant sites. We are confident in our ability to make this transition seamless.

The combined Company will also be able to leverage its scale to capture efficiencies and support functions, as well as with handsets and other partners, which we expect to deliver an additional $1 billion net present value synergies. Strong dealer community created by this combination will increase distribution density and customer convenience to both new and existing markets.

Slide 28. Driven mainly by the rapid transition to a single network, we expect to generate $6 billion to $7 billion net present value in total synergies. These savings will deliver value to stockholders and allow the combined entity to compete more effectively against other national US wireless carriers.

We believe that the single LTE-based network creates the opportunity to achieve savings of approximately $600 million to $700 million in annual run rate savings over time, resulting from a reduction in OpEx related to towers, backhaul and roaming.

We also expect to achieve $200 million to $300 million in annual run rate savings from decreased customer acquisition and retention, as well as G&A expenses.

From a CapEx perspective, we believe the combined network will eliminate $3.3 billion in expansion CapEx, due to decommissioning and equipment removal in our network integration.

As is typical with any merger there will be one-time costs associated with site upgrades and customer transitions. The timing of these costs varies, but we expect to have recorded these costs within four years, with approximately $850 million in year four following the close.

Slide 29. A truly compelling aspect of this combination is the strength of the combined companies' financial profile. Based on 2012 equity research estimates on a pro forma basis, the combined Company has revenue of $24.8 billion and EBITDA margins of 28.6%. In addition, the combined Company has approximately $4.2 billion in CapEx and $2.1 billion in free cash flow on a pro forma basis.

It is important to keep in mind that as OpEx and CapEx synergies are realized, we expect free cash flow to increase up to 20% on a five-year CAGR.

Next page. We will also have a solid balance sheet to provide the financial flexibility to continue growing the business and driving value for stockholders. Under the terms of the agreement, Deutsche Telekom will provide $15 billion in rollover notes to create a strong financing structure that will support the combined Companies' business needs.

In total, the combined Company will have approximately $20.4 billion in debt before capital leases and total leverage of 2.9 times. The combined Companies' financial strategy will capitalize on the strong financial resources, stability, and access to public capital markets. We are targeting a credit rating of BB to BB-. Deutsche Telekom will be our largest holder of debt and equity, and maintains an investment grade rating of BBB+.

Slide 31. Deutsche Telekom will provide $15 billion in rollover notes with an average tenor of approximately 8.5 years and a projected weighted average yield of 8%, as well as a $500 million revolving credit facility. In addition, Deutsche Telekom will backstop all existing MetroPCS debt, as well as $1 billion in new third-party debt.

MetroPCS will obtain a waiver or refinance its existing $2.5 billion term loan B, will retain $2 billion in current unsecured notes, and will have the option to issue $1 billion in new third-party unsecured notes prior to closing.

Total debt for the combined Company at closing is projected at $20.4 billion before $2.8 billion of capital leases, including $2.4 billion on the recently-announced T-Mobile tower deal. We expect cash at closing will equal $1.8 billion, giving total net debt of $18.6 billion before capital leases.

As you can see, this is an extremely compelling combination that would create a sustainable and financially-viable national competitor in the US market. At the point, I would like to turn it back over to John for some closing comments.

John Legere - T-Mobile USA - President & CEO

Okay, thank you, Braxton. And I have been informed that in my first act as CEO of NewCo, I failed miserably and gave you the wrong chart numbers throughout my presentation. Sorry for that. But if I confused you greatly, hopefully you at least got the CDMA point. If anybody wants to do it separately, call me after on my T-Mobile cell.

But I will correctly point you to chart number 32 now. In summary, let me just make a couple of points. This transaction importantly creates $6 billion to $7 billion a synergies with a low-risk, straightforward integration.

Second, spectrum positions are 100% complementary, enabling 20 by 20 LTE in all major areas. Three, and importantly, MetroPCS customers will have a seamless transition to a common LTE-based network, enabled by a common LTE path and rapid handset turnover at their choice.

Four, MetroPCS customers will seek big benefits, and the transition will be completed by 2015. And I really, really strongly believe that together T-Mobile and MetroPCS will create a great growth company, but also one that I believe will continue on our desire to be different, to be cooler, to be the faster-moving, nimbler uncarrier, and something that this market desperately, desperately needs. And I think this is the start of exactly what that will be.

And with that, we would welcome moving to questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) John Hodulik, UBS.

John Hodulik - UBS - Analyst

A couple of questions. First, I guess can you, Rene, maybe talk a little bit about Deutsche Telekom's longer-term commitment to their ownership in NewCo shares?

Then I think maybe for Braxton, looking ahead a little bit. The revenue estimates of growth of 3% to 5% and EBITDA of 7% to 10%. Now if I look at the rest of the industry, that puts you at growth of -- topline growth more similar to AT&T Wireless. And if I look at the

UBS internal models, we have got you on a combined basis decelerating a bit or declining a bit. So to grow, you typically have to invest and that, if anything, sort of hurts EBITDA.

So I'm just trying to get a sense for what the plan is to be able to really accelerate the revenue growth, while at the same time even accelerating the EBITDA growth even more. If we could get a little bit more color on that, that would be great.

Rene Obermann - Deutsche Telekom - CEO

Yes, sure. Without preempting John's comment, but some of this is explicable through the massive cost synergies we have. But I will let John talk about in more detail.

Look, this market is attractive, is actually more attractive than Europe. If you think about our portfolio, most of our country operations are in Europe except this big one here in the US. And it represents a big chunk of Deutsche Telekom's overall value.

And the market is growing, the macroeconomics look better than European macroeconomics. And the wireless market also grows, while Europe wireless market overall is shrinking somewhat. So we see this market as an attractive opportunity.

Within the market, the pre-pay part of the market is growing rapidly and our new partners are very well positioned there, and together we will be even more competitive. Plus we have this fantastic LTE conversion opportunity here, which for us has been the biggest headache over the last two years to get a fast track to LTE.

And thirdly, it offers strategic and financial flexibility. It is a reverse merger and it is a fast track, almost a turbo IPO. So I think that should explain our position.

John Legere - T-Mobile USA - President & CEO

Braxton, do you want to start or do you want me to start on that one?

Braxton Carter - MetroPCS - CFO & Vice Chairman

I would be more than happy to start. It's a very, very good question. I think first of all, you need to understand that there is a higher growth rate on EBITDA, and I think very significantly a much higher growth rate on the free cash flow of the business.

You've got to remember that there has been a tremendous amount of investment already made on behalf of both companies. The $4 billion investment in LTE, the MetroPCS achieving 97% coverage of its current footprint with LTE is a very, very significant factor in positioning the types of services that our customers want and demand.

Secondly, as Rene mentioned, there are very significant cost synergies with this transaction that makes it very, very compelling. And that definitely translates into the higher EBITDA growth. But remember, John emphasized several times that this is a culture of cost control and cost containment. And we believe that there is significant opportunities on top of cost synergies with the challenger strategy to implement that within the business.

I also want to point out that there is expansion of the PCS model into new markets. That is an upside, and that is not currently baked into the plan or the synergies that are being presented. John?

John Legere - T-Mobile USA - President & CEO

Yes, there is a number of pieces in that that I just want to highlight. And very importantly as I said, the challenger strategy for T-Mobile before this transaction was clearly focused on stabilizing our growth into 2013, and then growing beyond. So we were having that baked into what we will do anyway, and we have seen tremendous success with the unlimited data offer, the bring-your-own-phone strategy.

And we have got a number of other things up our sleeve including, of course, a very significant change in network quality along with this statement which we think is going to change churn levels quite a bit.

Now, what we also have of course is MetroPCS is very strong in a market that is growing much faster than the rest of the industry. And we are in that space as well, so we see a growth uptick there. And we are very excited, as I said, about even though that market is growing 9% to 10%, we believe it is an underserved market and we believe that we can expand MetroPCS.

So I think the 3% to 5% revenue compounded growth is a story about what we are already doing, what MetroPCS is already doing, and then what we will do together. From an EBITDA standpoint, again, the challenger business model which is a part of our strategy is a way to constantly refarm cost.

And I think we've got a great culture. We proved in 2012 that we can find significant amounts of cost in the business. That will continue to be a big part of our culture. It's something that is also part of the MetroPCS culture, as well as, as we said, there is a good portion of these synergies that are due to procurement and to some of the support functions in the back office, et cetera, that we will be able to integrate.

So I think if you look at those three things together, I think as we go forward we will be able to show how 3% to 5% and 7% to 10% is a 1+1=3 equation.

John Hodulik - UBS - Analyst

Okay, thanks, guys.

Operator

Simon Flannery, Morgan Stanley.

Simon Flannery - Morgan Stanley - Analyst

Could you go into the network synergy buckets a little bit more detail? I think you talked about towers, backhaul roaming. You know, at the tower show, the tower companies have been talking about the MLAs that they have and limited exposure to decommissioning.

So if you can give some color around that, what are the big buckets there and how those come in over time. Thanks.

John Legere - T-Mobile USA - President & CEO

Yes. And clearly, you're touched on it. I mean the biggest components are rents, their backhaul, their operating costs of the network. But again, I think one of the things I am proudest of here since I have been in T-Mobile is to have met the CTO who I believe is very famous in the industry, in Neville Ray who is here today.

This strategy that we are deploying already that is making this refarming and migration of LTE possible, which is making this migration of MetroPCS over, is something that Neville and his team are world class at. So I am going to break tradition here in a little bit and pass the microphone over to Neville, and let him wax eloquently on where these buckets of opportunity are. Neville?

Neville Ray - T-Mobile USA - Chief Technology Officer

Thanks, John. I'm not going to sing, I think, as you asked me to earlier on. That would be a tall order. I think back to the comments from John and the leadership team. The process here is to rapidly migrate the Metro base across to the T-Mobile network. And that affords us this opportunity to, in an early phase, decommission the macro sites on the Metro network.

So we will keep much of the DAS nodes and the DAS network. Metro has done a tremendous job of building out spectrum reuse capability in these dense Metro un-urban areas. But most of the macro sites can be decommissioned over a fairly short period of time. And that is where the majority of these cost savings and these synergies will come from.

The towers go away, the backhaul is consolidated and goes away. And, of course, some of the roaming benefits with the large and very national nationwide footprint that T-Mobile affords now will reduce roaming liabilities that Metro faces today.

So the rapid nature of this migration of the base, I will say this, the LTE network from T-Mobile is well on its way and it is going to come to a great point in 2013, which is the perfect timing for this deal. As we close this deal, Metro customers will be in a position to transition across to the T-Mobile LTE network that we are building and modernizing through at a very rapid pace today.

So that presents a unique opportunity, as John outlined. The customers come across, and over a two-year period here, we are in a very, very good position to decommission the majority of one of these networks and to secure the synergies that have been outlined.

Simon Flannery - Morgan Stanley - Analyst

That is very helpful, Neville. Just to be clear, when does Metro start selling HSPA compatible handsets?

Braxton Carter - MetroPCS - CFO & Vice Chairman

The plan is at closing, Simon.

John Legere - T-Mobile USA - President & CEO

Yes. Simon, again we are learning how to be nimble here as a NewCo in who is going to answer what. Obviously, the plan would be at the day of deal closing to have a full array of GSM, HSPA+ and LTE handsets available to Metro customers. And, of course, there will be a significant base of handsets that will be able to migrate available.

So the important part is to get that full set of deployment of handsets in immediately, and then as that 60% to 65% rate, which is the handset change rate annually in the MetroPCS base, that we can take full advantage of that even in the first year of cycle to move over.

Simon Flannery - Morgan Stanley - Analyst

Many thanks.

Operator

Michael Rollins, Citi.

Michael Rollins - Citi - Analyst

Just a couple. I think first, just going back to the postpaid side. If you can help us a little bit more maybe understand the timing that you think it will take to turn around the postpaid losses at T-Mobile within the new or augmented strategy that you have, and try to get that back to a winning position?

And how important is the iPhone to that? And with this combination, does that change your timing or perspective on the interest to get an iPhone for your customers; that you are actually subsidizing as opposed to the current bring your own strategy that you currently have? Thanks.

John Legere - T-Mobile USA - President & CEO

Yes, a few things. Clearly, the postpaid side of the business is critical and a piece that we are completely dedicated and committed to. There is a number of pieces here that I think are important. But our plan had been to, as best defined right now, stabilize that piece of the business in 2013, grow in 2014. I don't have any new estimates yet as to the timing on that, but I think that is the best way to think about this.

And that will be driven a number of ways. I don't want to underestimate that I think that Deutsche Telekom's strong statement and our statement about commitment to this market, that is a big factor in customer choice. It is particularly a big factor in a growth aspect like the B2B segment where again, we have got 5% share. If we move over the next three to five years to 7.5% share, that is another 5.2 million customers and good margin.

So the churn factor, I think, will be enhanced by this network evolution. The network will be a significant part of our brand and message. Now, it is clearly our desire to have a full portfolio of devices to offer to our customers. At this -- you know, this meeting I'm not going to speculate or comment on any other aspects of negotiation in any other deals and/or opportunities than this one.

But I am glad you brought up the one item, which is we have been quite innovative right now, and I'm happily one of the customers that uses several devices. And we have launched bring your own phone, or you can insert the i in front of that and bring your own iPhone. If it is an unlocked AT&T phone, it can be migrated over to T-Mobile. And I think as each month goes on, that will provide a superior network opportunity.

And I think going forward as you see, we are progressively going to launch LTE in what the industry standard AWS areas will be. And I think over time as we said, we would like to have a full set of devices to offer our customers, but we want it at a situation that is complementary for our shareholders.

Michael Rollins - Citi - Analyst

Thanks.

Operator

Ric Prentiss, Raymond James.

Ric Prentiss - Raymond James - Analyst

Good job explaining the rationale and benefits of an exciting combination. I've got a couple of questions for you if I could. First, spectrum obviously is a key aspect to this combination. As you look at your spectrum needs across the United States, is there more spectrum or different markets where you need spectrum, and how might you address that?

John Legere - T-Mobile USA - President & CEO

Yes, I will let Neville comment that. But in general, what this does is pushes out our needs, mostly in the major markets, for several years. Clearly, if you go far enough out, nobody in the industry has an answer to the growth that is taking place. But we have very good spectrum, adequate spectrum, to what I would call the midterm to medium-term horizon that we can see.

And we also have the same options and avenues, whether it be additional spectrum that is optioned and/or partnerships or purchases from other carriers. And I believe even after this transaction, as Braxton outlined, our net debt ratios our competitive or still better than the rest of the industry. The public company vehicle will allows us to either tap internal sources of capital if we need to, or external financing.

So I think it puts us in very good stead, better stead than we were before. And frankly, I think also an important part that we will be able to show clearly is versus our competitors, we are going to have an equivalent or superior LTE capability in most major markets into 2013. And that hasn't always been the case.

I want to use the point here, it is very important, we are very clear about our strengths and about our weaknesses. We know why we have had difficulties, and the things that we are working on are going to change, the only variables that made T-Mobile different from some of our competitors. The brand launch after that will make that statement loud and clear.

And I hope by mid-2013 and beyond to almost be in a taunting mode, asking customers to try us versus other competitors that I won't name now but I will at that point in time, because we are going to have a far superior experience as this transition moves out.

But is there anything specific, Neville, you want to say on that?

Neville Ray - T-Mobile USA - Chief Technology Officer

Yes, thanks, John, real quick. I mean, I think from a modernization perspective underway today, we are bringing a lot of new capacity and benefit on our existing modernization program to the T-Mobile business today with our refarm of 1900, and tomorrow with the LTE network that we will bring online in 2013.

And I think the really exciting piece here is that when you look at the very highly complementary nature of the spectrum assets between these two companies, we combine significant assets from T-Mobile and AWS, advanced wireless services band, with Metro's very strong assets there. And we create a very unique opportunity on LTE here in the US.

So we go from a position of strength to a position of even greater strength. That combination of spectrum and AWS, the contiguous nature of that combined assets base in AWS, provides us with a speed option that I think our competition is going to find very difficult to keep up with. It's going to provide significant spectrum efficiency for us, and it sets us in a position for significant growth and capacity.

So medium-term is now effectively in the bag. I think we will always be looking for more spectrum in this marketplace, as will every operator in the US. But we are in a good place and with this deal, we end up in a better place.

John Legere - T-Mobile USA - President & CEO

And just to summarize some of the points. These will be very important points to customers. There is a lot we want to tell customers about this deal today, and a lot of noise customers have been hearing especially in mass media marketing. So if people want to talk now about who will have 2 by 20 at least megahertz spectrum in key LTE markets, it is us. And there is a chart in our deck that shows exactly where we will have that, if not more.

And if you think of what we are doing with some of the increase in capabilities from MetroPCS, the density of their network and some of their use of the DAS nodes is going to provide us a better in-building capability in some of these markets.

But very importantly, the breadth of our network and the coverage is going to impress significantly just from the modernization that has taken place. So I am harping on this because every day when I talk to customers, they have a misperception about the network of T-Mobile. The T-Mobile network is much better now than some perceptions.

And if it is good now, by 2013 and beyond it is going to be a smoking differentiator for this company. And I can't wait for customers to get a good look at this new capability that comes together from these two companies.

Ric Prentiss - Raymond James - Analyst

Great. Can I ask Braxton one quick question? On slide 28, the one-time cost that it shows kind of $800 million, $900 million, of one-timers in year three and four, could that also be maybe pre-payment of rent to the tower guys to get it paid off under contract but clean up your EBITDA going forward? Is that maybe a component in that one-time cost item?

Braxton Carter - MetroPCS - CFO & Vice Chairman

Rick it is. And I think very significantly, once we get past that you see a very significant spike in our free cash flows and our EBITDA. But that is exactly what that is in the outer years.

Ric Prentiss - Raymond James - Analyst

Great. Thanks, guys. Congrats on the deal.

John Legere - T-Mobile USA - President & CEO

Thank you.

Operator

[Fred Luan], Nomura.

John Legere - T-Mobile USA - President & CEO

I'll take that one. Operator, I think we lost that question.

Fred Luan - Nomura - Analyst

(technical difficulty) in Q2, the asset is still about 75% of combined revenues today. So can you elaborate a bit more not on the metric side of things but on the T-Mobile site of things how (technical difficulty)?

John Legere - T-Mobile USA - President & CEO

Yes, we had some difficulty. We came in right at the end of your question. If you could try from the beginning one more time. Operator, if we have any difficulties, please help them out. Go ahead.

Okay, Operator, I think we'll go to the next question because they were clearly calling from other than a MetroPCS or T-Mobile cell phone.

Operator

David Barden, Bank of America Merrill Lynch.

David Barden - BofA Merrill Lynch - Analyst

John, congrats on the new job and congrats to the rest of the management team on getting the deal done. If I could just on slide 28, I think you guys kind of map out a little bit of how we should expect the deal to come together over the next couple of years. Maybe, Braxton, it would be helpful if you could kind of just give us a little bit of color on -- for instance, number one, on the one-time costs for instance, why they are large in year one and then drop off in year two, and then what is happening year three and four.

And then on the non-network OpEx savings, kind of what specifically is happening? Is that an SG&A, is that shutting down stores? How do we kind of look at the fundamental drivers for what the savings in the deal are going to be, what savings will unfold? Thanks a lot.

Braxton Carter - MetroPCS - CFO & Vice Chairman

Absolutely, David. So the one-time costs on the network side in the outer years really relate to the shutdown of macro sites at MetroPCS. As Neville talked about, there is a strategy of supplementing the current T-Mobile network with the DAS deployments in the very dense core urban areas where we have deployed those at MetroPCS.

In year one, there are site upgrades and other items that are being incurred. So there is obviously a significant investment, but it is mainly driven by towers both from an upgrade standpoint in the early years and then decommissioning in the outer years.

When you get down to the non-network piece of it, this is a company that is going to have much larger purchasing scale in procurement opportunities. And that is one of the things that we are very excited about with Deutsche Telekom being the most significant equity and debt holder within the Company.

Leveraging off their worldwide scale and their excellent management, we think we are going to have the opportunity also with the combined scale between T-Mobile and MetroPCS together to drive significant cost advantages in procurement in many different parts of the business.

We are also going to have some back-office efficiencies. With any merger, you are going to see that as the integration occurs. Plus the plus also has cost advantages over CDMA. The global scale of plus to plus versus the more limited scale of CDMA on a worldwide basis is also part of that.

But this is really a story about network synergies. That is the vast majority of it, $5 billion to $6 billion. The non-network is approximately $1 billion.

John Legere - T-Mobile USA - President & CEO

And you should be clear on a couple of pieces of that, which is this will be two business units, one common network infrastructure and one common set of support functions. So don't want to give the impression that there will be no synergy costs from putting the organizations together, because there will be some. That is just not the driving force of what we are wanting to do with this.

But over time as we look at how to use common capabilities and common support, in addition to certainly the procurement and purchasing power, there will be additional savings that we can farm. And I think that is just the culture of this company, which is to find costs that can be reinvested towards competing in the marketplace.

If I could, I want to go back and want to make sure people on the call, and Fred in particular, realize we couldn't hear the question that came through. So there was no intent to dismiss that question or be disrespectful, and I am sure you will understand over time that my sometimes not that funny New York wit is not meant to be insulting.

So I believe Fred's question, which we are getting through other forms of media, had to do with how do you go from negative -- call it -- I think Fred's question was 6% topline growth to positive 5% growth. If that was the question, why don't we try to answer that. And Fred, apologies for not hearing you and for anything that may have sounded disrespectful.

Do you want to start -- I think in general, I think what we are trying to outline again is twofold. That if you simply look at the consensus plans and the views for the Company, that it is 3% to 5% growth is what we expect over the five years by our integrated plans. That does start with first and foremost, of course, the challenger business model driving to stability of topline and growth through 2013 and 2014.

It does happen with a growth of several share points over the next few years in the B2B segment, an expansion of the MVNO part of our business, expansion through the unlimited data offerings, the bring-your-own-iPhone campaign, etc. So there is a significant amount of reduced churn we expect to get through the network modernization plan, etc.

There are the same standalone initiatives at MetroPCS that I will let Braxton talk about. Then there are also, of course, possibilities of expansion through the bringing together of both of those capabilities. And as we say, that is our best estimate at this point in time.

Braxton, if you want to talk some more about it.

Braxton Carter - MetroPCS - CFO & Vice Chairman

Absolutely. No, John talked about the sweet spot for growth in our industry really is in the prepaid part of the market. And by taking MetroPCS and expanding on that brand into other geographical areas, we think is a very positive move for the new Company.

You also have to remember that from a MetroPCS standpoint, we have invested over $1 billion in taking our network to 4G LTE and really providing the types of services that our customers want and demand.

So we think both companies are very well-positioned to return to a significant growth profile as outlined in this very compelling business combination.

David Barden - BofA Merrill Lynch - Analyst

Just as a quick follow-up; I think I am still on the line. Just a quick question (technical difficulty).

John Legere - T-Mobile USA - President & CEO

Operator, we have lost you again.

Braxton Carter - MetroPCS - CFO & Vice Chairman

Operator.

Operator

One moment, sir. Sir, are you able to hear us?

David Barden - BofA Merrill Lynch - Analyst

Am I back on?

Operator

Yes, sir.

David Barden - BofA Merrill Lynch - Analyst

Great. Sorry, the operator has a hair trigger. I apologize. I was just following up on the plan that you guys laid out, John or Braxton, just with respect to have you guys based in the assumption that you will be selling an iPhone at any point on your own through this plan?

John Legere - T-Mobile USA - President & CEO

Yes, I think respectfully, the best way I can answer that is that today I really just want to talk about this deal and not any other active or speculated discussions that we are having with other carriers or providers. And I apologize, but that will have to do for today.

David Barden - BofA Merrill Lynch - Analyst

Great, thanks, guys. Good luck.

Operator

James Ratcliffe, Barclays.

James Ratcliffe - Barclays - Analyst

Two structure questions if I could, and maybe this is in the documentation but I couldn't find it. If you could just comment on any breakup fees either way and conditions on that front.

And secondly, for the $4 payment, $4.09 payment, what is the tax treatment of that going to be? Is it dividend or return to capital or what have you? Thanks.

John Legere - T-Mobile USA - President & CEO

Yes, there is a breakup fee and a reverse breakup fee, and the breakup fee that would be paid to MetroPCS is $250 million, and the reverse breakup fee in the other direction would be $150 million.

Rene Obermann - Deutsche Telekom - CEO

If we walk away with $250 million, they walk away with $150 million. That is exactly right.

Braxton Carter - MetroPCS - CFO & Vice Chairman

The tax treatment related to the $4.09, we are not on this call going to give any tax advice. The transaction is laid out, and the tax experts will have to make the determination on that.

John Legere - T-Mobile USA - President & CEO

I just would want to insert because I want to -- I don't want to even say the word termination fee without also adding that both parties here are extremely committed and strongly, strongly believe in this deal. And I think you will see in the announcement that we've made, it is very clear that both parties believe that this transaction is correct and expect to see that through to fruition.

James Ratcliffe - Barclays - Analyst

Great, thank you.

Operator

This concludes our allotted time for questions. I would now like to turn the call back over to our speakers.

John Legere - T-Mobile USA - President & CEO

Okay, we have no final comments. We appreciate everybody's time today. We know there is a lot of information, but we will provide a tremendous amount of other opportunities to talk about this extremely, extremely new and exciting leading value player, and thank you all for your time today.

Additional Information and Where to Find It
This document relates to a proposed transaction between MetroPCS Communications, Inc. (“MetroPCS”) and Deutsche Telekom AG (“Deutsche Telekom”) in connection with T-Mobile USA, Inc. (“T-Mobile”). The proposed transaction will become the subject of a proxy statement to be filed by MetroPCS with the Securities and Exchange Commission (the “SEC”).  This document is not a substitute for the proxy statement or any other document that MetroPCS may file with the SEC or send to its stockholders in connection with the proposed transaction.  MetroPCS' investors and security holders are urged to read the proxy statement (including all amendments and supplements thereto) and all other relevant documents regarding the proposed transaction filed with the SEC or sent to MetroPCS' stockholders as they become available because they will contain important information about the proposed transaction.  All documents, when filed, will be available free of charge at the SEC's website (www.sec.gov).  You may also obtain these documents by contacting MetroPCS' Investor Relations department at 214-570-4641, or via e-mail at investor_relations@metropcs.com.  This communication does not constitute a solicitation of any vote or approval.

Participants in the Solicitation
MetroPCS and its directors and executive officers will be deemed to be participants in any solicitation of proxies in connection with the proposed transaction, and Deutsche Telekom and its directors and executive officers may be deemed to be participants in such solicitation.  Information about MetroPCS' directors and executive officers is available in MetroPCS' proxy statement dated April 16, 2012 for its 2012 Annual Meeting of Stockholders.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available.  Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions.

Cautionary Statement Regarding Forward-Looking Statements
This document includes “forward-looking statements” for the purpose of the “safe harbor” provisions within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Any statements made in this document that are not statements of historical fact, including statements about our beliefs, opinions, projections, and expectations, are forward-looking statements and should be evaluated as such. These forward-looking statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “views,” “projects,” “should,” “would,” “could,” “may,” “become,” “forecast,” and other similar expressions.

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of MetroPCS, Deutsche Telekom and T-Mobile and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to, the possibility that the proposed transaction is delayed or does not close, including due to the failure to receive the required MetroPCS stockholder approvals or required regulatory approvals, the taking of governmental action (including the passage of legislation) to block the transaction, the failure to satisfy other closing conditions, the possibility that the expected synergies will not be realized, or will not be realized within the expected time period, the significant capital commitments of MetroPCS and T-Mobile, global economic conditions, disruptions to the credit and financial markets, fluctuations in exchange rates, competitive actions taken by other companies, natural disasters, difficulties in integrating the two companies, disruption from the transaction making it more difficult to maintain business and operational relationships, possible disruptions or intrusions of MetroPCS' or T-Mobile's network, billing, operational support and customer care systems which may limit or disrupt their ability to provide service, actions taken or conditions imposed by governmental or other regulatory authorities and the exposure to litigation.  Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the MetroPCS' 2011 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and other filings with the SEC available at the SEC's website (www.sec.gov).

The forward-looking statements speak only as to the date made, are based on current assumptions and expectations, and are subject to the factors above, among others, and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or ability to predict. Neither MetroPCS' investors and security holders nor any other person should place undue reliance on these forward-looking statements. Neither MetroPCS, Deutsche Telekom nor any other party undertake any duty to update any forward-looking statement to reflect events after the date of this document, except as required by law.